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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 of Maxcor Financial Group Inc. (formerly Financial Services Acquisition Corporation) of our report dated March 6, 1997 appearing on page F-3 of Financial Services Acquisition Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Information."

                                                     /s/ PRICE WATERHOUSE LLP


New York, New York
October 6, 1997